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Subject to Completion. Dated June 26, 2001.
Prospectus Supplement to Prospectus dated June 26, 2001.

The information in this preliminary prospectus is not complete and may be changed.

$3,000,000,000

Abbott Laboratories

$
    % Notes due    , 20
$
    % Notes due    , 20

     Abbott will pay interest on the Notes on        and        of each year. The first such payment will be made on        , 2001. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

    Abbott has the option to redeem, at any time, all or a portion of the Notes at a redemption price equal to the sum of (1) the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date, and (2) a Make-Whole Amount. See "Description of Notes—Redemption of the Notes."

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Per Note
	due 20	Total	due 20	Total
Initial public offering price	%	$	%	$
Underwriting discount	%	$	%	$
Proceeds, before expenses, to Abbott	%	$	%	$

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from    , 2001 and must be paid by the purchaser if the Notes are delivered after    , 2001.

    The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on          , 2001.

Joint Book-Running Managers

Banc of America Securities LLC	Goldman, Sachs & Co.	Salomon Smith Barney

Banc One Capital Markets, Inc.	Morgan Stanley Dean Witter	ABN AMRO Incorporated
BMO Nesbitt Burns Corp.	First Union Securities, Inc.	ING Barings
SG Cowen	Wachovia Securities, Inc.	The Williams Capital Group, L.P.

Prospectus Supplement dated        , 2001.

ABBOTT LABORATORIES

    Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott's principal business is the discovery, development, manufacture, and sale of a broad and diversified line of health care products and services.

    Abbott has five reporting revenue segments: Pharmaceutical Products, Diagnostic Products, Hospital Products, Ross Products, and International. Abbott also has a 50 percent owned joint venture, TAP Pharmaceutical Products Inc. On March 2, 2001, Abbott completed its acquisition of the pharmaceutical business of BASF, which includes the global pharmaceutical operations of Knoll, for $6.9 billion in cash. Abbott funded the acquisition by using $650 million of existing cash and $6.25 billion of the proceeds from the issuance of commercial paper. See "Use of Proceeds" and "Capitalization." The acquisition complements the product and development portfolio of Abbott's core franchises, including cancer, cardiovascular, neuroscience/pain, and metabolic diseases.

    Abbott is integrating the commercial and manufacturing operations of BASF's pharmaceutical business in the United States into the Pharmaceutical Products Division, and outside the United States into the International Division. All of the research and development operations are a part of Abbott's global pharmaceutical research and development organization.

Pharmaceutical Products

    The Pharmaceutical Products segment includes a broad line of adult and pediatric pharmaceuticals which are sold primarily on the prescription or recommendation of physicians.

    The principal products included in the Pharmaceutical Products segment are:

  •
  the anti-infectives clarithromycin, sold in the United States under the trademark Biaxin®, Omnicef®, an oral cephalosporin antibiotic, and various forms of erythromycin, sold primarily as PCE® or polymer-coated erythromycin, Erythrocin® and E.E.S.®;

  •
  the thyroid replacement Synthroid®, for the treatment of hypothyroidism;

  •
  the appetite suppressant sibutramine, sold in the United States under the trademark Meridia®, for the management of obesity;

  •
  agents for the treatment of epilepsy, migraine, and bipolar disorder, including Depakote®; and

  •
  a broad line of other products, including Flomax® for the treatment of benign prostatic hyperplasia, Mobic® for the treatment of arthritis, Micardis® for the treatment of hypertension, TriCor® for the treatment of elevated triglycerides, and the anti-virals Kaletra™ and Norvir®, protease inhibitors for the treatment of HIV infection.

In addition, the Pharmaceutical Products segment co-promotes the proton pump inhibitor Prevacid® (lansoprazole) for short-term treatment of duodenal ulcers, gastric ulcers and erosive esophagitis under an agreement with TAP Pharmaceuticals Inc.

    The Pharmaceutical Products segment markets its products in the United States and generally sells its products directly to wholesalers, government agencies, health care facilities, and independent retailers from Abbott-owned distribution centers and public warehouses. This segment directs its primary marketing efforts for pharmaceutical products toward securing the prescription of Abbott's brand of products by physicians. Managed care purchasers (for example, health maintenance organizations and pharmacy benefit managers) are increasingly important customers.

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Diagnostic Products

    The Diagnostic Products segment includes diagnostic systems and tests for blood banks, hospitals, reference laboratories, alternate-care testing sites and consumers.

    The principal products included in the Diagnostic Products segment are:

  •
  systems and reagents used to perform immunoassay tests, including Architect®, AxSYM®, IMx®, Abbott Quantum™, Commander® and Abbott PRISM®;

  •
  screening and diagnostic tests for hepatitis B, HTLV-I/II, hepatitis B core, and hepatitis C;

  •
  tests for detection of HIV antibodies and antigens, and other infectious disease detection systems;

  •
  tests for determining levels of abused drugs;

  •
  physiological diagnostic tests;

  •
  cancer monitoring tests, including tests for prostate specific antigen (PSA);

  •
  therapeutic drug monitoring tests, fertility and pregnancy tests and systems such as TDx® and TDxFlx®;

  •
  the Murex® line of microtiter-based immunoassay test kits;

  •
  the LCx® amplified probe system and reagents;

  •
  the Abbott TestPack® and Determine™ systems for rapid diagnostic testing;

  •
  clinical chemistry systems such as Abbott Spectrum®, Aeroset®, Alcyon® and Abbott Vision®;

  •
  a full line of hematology systems and reagents known as the Cell-Dyn® series; and

  •
  the MediSense® product line of blood glucose monitoring meters, test strips, data management software and accessories for people with diabetes including Precision Xtra™, MediSense Optium®, Sof-Tact™, Soft-Sense™, Precision Q.I.D.®, MediSense II™, ExacTech® and ExacTech RSG®, Precision Link™ Direct, and Precision™ Sure-Dose insulin syringes.

In addition, the Diagnostic Products segment distributes the i-STAT® point-of-care testing system through an exclusive worldwide sales and marketing alliance with i-STAT Corporation.

    The Diagnostic Products segment markets its products worldwide. It generally markets and sells its products directly to hospitals, laboratories, clinics and physicians' offices from Abbott-owned distribution centers and public warehouses. Outside the United States, this segment makes sales either directly to customers or through distributors, depending on the market served. The Diagnostic Products segment also sells blood glucose monitoring meters and test strips for people with diabetes over the counter to consumers. Some of the products in this segment are subject to restrictions on their sale in the United States.

    On November 4, 1999, a consent decree was entered in the United States District Court for the Northern District of Illinois which settled issues with the United States government involving alleged noncompliance with the FDA's Quality System Regulation at Abbott's diagnostic manufacturing operations in Lake County, Illinois. The consent decree does not represent an admission by Abbott of any violation of the Federal Food, Drug and Cosmetic Act or its regulations. The decree allows for the continued manufacture and distribution of medically necessary diagnostic products made in Lake County, Illinois, such as certain assays for hepatitis, retrovirus, cardiovascular disease, cancer, thyroid disorders, fertility, drug monitoring, and congenital and respiratory conditions. However, Abbott is prohibited from manufacturing or distributing certain other diagnostic products until Abbott ensures the processes in its Lake County, Illinois diagnostics manufacturing operations conform

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with the current Quality System Regulation. Under the terms of the consent decree, among other actions, Abbott has submitted to the FDA proposed master compliance and validation plans to ensure its processes conform with the current Quality System Regulation. Originally, the decree required Abbott to ensure its facilities are in conformance with the current Quality System Regulation by November 3, 2000. However, on December 19, 2000, upon a joint motion by Abbott and the U.S. government, the Court entered an amended consent decree. Under the terms of the amended consent decree, Abbott must ensure its diagnostics manufacturing operations are in conformance with the Quality System Regulation by various dates through January 15, 2001. The FDA will determine Abbott's conformance with the Quality System Regulation after an inspection of Abbott's facilities. If the FDA concludes that the operations are not in conformance with the Quality System Regulation as of the date required, Abbott may be subject to additional costs. The consent decree allows Abbott to export diagnostic products and components for sale and distribution outside the United States if they meet the export requirements of the Federal Food, Drug and Cosmetic Act.

Hospital Products

    The Hospital Products segment includes drugs and drug delivery systems, perioperative and intensive care products, cardiovascular products, renal products, oncology products, intravenous and irrigation solutions, related manual and electronic administration equipment, and diagnostic imaging products for hospitals and alternate-care sites.

    The principal products included in the Hospital Products segment are:

  •
  hospital injectables, including Carpuject® and FirstChoice® generics;

  •
  premixed intravenous drugs in various containers;

  •
  ADD-Vantage® and Nutrimix® drug and nutritional delivery systems;

  •
  anesthetics, including Pentothal®, Amidate®, Ultane®, isoflurane, and enflurane;

  •
  products for anxiety, nausea and pain associated with surgery;

  •
  Precedex® for sedation;

  •
  cardiovascular products including Corlopam®;

  •
  Techstar®, Prostar® and The Closer™ vessel closure products;

  •
  Opticath® and OptiQ™ advanced sensor catheters;

  •
  Transpac® for hemodynamic monitoring;

  •
  peripheral wires, catheters and other specialty cardiac products;

  •
  Calcijex® and Zemplar™, injectable agents for treatment of bone disease in hemodialysis patients;

  •
  intravenous solutions and related administration equipment sold as the LifeCare® line of products, LifeShield® needleless products and Venoset® products;

  •
  irrigating fluids;

  •
  parenteral nutritionals such as Aminosyn® and Liposyn®;

  •
  Plum®, Omni-Flow® and Abbott AIM® electronic drug delivery systems;

  •
  Abbott Pain Manager®;

  •
  patient-controlled analgesia systems and venipuncture products;

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  •
  diagnostic imaging products used in MRI (magnetic resonance imaging) and CT (computed tomography) imaging; and

  •
  Faultless® rubber sundry products.

    The Hospital Products segment markets its products primarily in the United States and generally distributes them to wholesalers and directly to hospitals from Abbott-owned distribution centers and public warehouses. The Hospital Products segment also develops and manufactures products for other companies.

Ross Products

    The Ross Products segment includes a broad line of adult and pediatric nutritionals. The Ross Products segment sells these products primarily on the recommendation of physicians or other health care professionals. This segment also includes specialty pharmaceuticals and self-care consumer products.

    Principal products in the Ross Products segment include:

  •
  various forms of prepared infant formula, including Similac®, Similac® II, Isomil®, Isomil® II, Alimentum® and NeoSure®;

  •
  other adult and pediatric nutritional products, including Ensure®, Ensure Plus®, Ensure® High Protein, Ensure® Light, Jevity®, Glucerna®, PediaSure®, Pedialyte® and Pulmocare®;

  •
  consumer products, including the Fact Plus® and Fact Plus® One Step pregnancy tests;

  •
  the dandruff shampoo Selsun Blue®, Murine® eye care and ear care products and Tronolane® hemorrhoid medication; and

  •
  the pharmaceutical product, Survanta®.

In addition, the Ross Products segment co-promotes Synagis® under an agreement with MedImmune Incorporated.

    The Ross Products segment markets its products in the United States and generally sells nutritional products directly to retailers, wholesalers, health care facilities and government agencies. In most cases, they are distributed from Abbott-owned distribution centers or public warehouses. This segment directs its primary marketing efforts for nutritional products toward securing the recommendation of Abbott's brand of products by physicians or other health care professionals.

    The Ross Products segment generally markets and sells its pharmaceutical products directly to physicians, retailers, wholesalers, health care facilities and government agencies. In most cases, they are distributed from Abbott-owned distribution centers or public warehouses. This segment directs its primary marketing efforts for pharmaceutical products toward securing the prescription of these products by physicians.

    The Ross Products segment promotes consumer products and PediaSure®, Pedialyte® and Ensure® retail products directly to the public by consumer advertising. It generally sells these products directly to retailers and wholesalers.

    Ensure® is the leading adult nutritional supplement, and Similac® and Isomil® are leading infant formulas, in the United States. (Source: A. C. Nielsen Co.)

International

    The International segment includes a broad line of hospital, pharmaceutical and adult and pediatric nutritional products marketed and primarily manufactured outside the United States. This

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segment sells these products primarily on the prescription or recommendation of physicians and other health care professionals. This segment also includes consumer products.

    The International segment's principal products include:

  •
  the anti-infectives clarithromycin, sold under the trademarks Biaxin®, Klacid® and Klaricid®, tosufloxacin, sold in Japan under the trademark Tosuxacin®, and various forms of the antibiotic erythromycin, sold primarily as PCE® or polymer-coated erythromycin, Erythrocin®, and E.E.S.®;

  •
  the thyroid replacement Synthroid®, for the treatment of hypothyroidism;

  •
  the appetite suppressant sibutramine, sold in select markets outside of the United States under the trademark Reductil®, for the management of obesity;

  •
  the anti-viral Norvir®, a protease inhibitor for the treatment of HIV infection;

  •
  Lupron®, also marketed as Lucrin®, and Lupron Depot® used for the palliative treatment of advanced prostate cancer, treatment of endometriosis and central precocious puberty and for the preoperative treatment of patients with anemia caused by uterine fibroids;

  •
  Prevacid® (lansoprazole), a proton pump inhibitor for the short-term treatment of duodenal ulcers, gastric ulcers, and erosive esophagitis;

  •
  various cardiovascular products, including Loftyl®, a vasoactive agent;

  •
  Hytrin®, also marketed as Hitrin® and Flotrin®, used as an anti-hypertensive and for the treatment of benign prostatic hyperplasia;

  •
  candesartan, sold under the trademarks Blopress™ and Tiadyl™, an angiotension 2 antagonist;

  •
  meloxicam, a preferential COX-2 inhibitor;

  •
  various forms of infant formulas and follow-on formulas, including Similac Advance®, Gain® and Abbott Grow™;

  •
  various adult medical nutritionals, including Ensure®, Glucerna® and Jevity®;

  •
  a broad line of hospital products, including the anesthesia products sevoflurane (sold outside of the United States primarily under the trademark Sevorane® and in a few other markets as Ultane®), isoflurane and enflurane;

  •
  specialty injectables such as Calcijex® and Survanta®; and

  •
  electronic drug delivery systems sold in select international markets.

    The International segment generally sells pharmaceutical and nutritional products directly to government agencies, retailers, wholesalers and health care facilities. In most cases, they are distributed from Abbott-owned distribution centers. Some products are co-marketed with other companies and are marketed and distributed through distributors. This segment directs its primary marketing efforts for pharmaceutical products toward securing the prescription of Abbott's brand of products by physicians. It directs its primary marketing efforts for nutritional products toward securing the recommendation of Abbott's brand of products by physicians or other health care professionals.

    The International segment generally distributes hospital products to wholesalers and directly to hospitals from distribution centers maintained by Abbott.

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TAP Pharmaceutical Products Inc.

    Under an agreement between Abbott and Takeda Chemical Industries, Ltd. of Japan ("Takeda"), TAP Pharmaceutical Products Inc. (owned 50 percent by Abbott and 50 percent by an affiliate of Takeda), together with its subsidiary, TAP Pharmaceuticals Inc. ("TAP"), develops and markets pharmaceutical products for the United States and Canada. TAP markets Lupron®, an LH-RH analog, and Lupron Depot®, a sustained release form of Lupron®, in the United States. Lupron® and Lupron Depot® are used principally for the palliative treatment of advanced prostate cancer and for the treatment of endometriosis and central precocious puberty and for the preoperative treatment of patients with anemia caused by uterine fibroids. TAP also markets Prevacid® (lansoprazole), a proton pump inhibitor, and has a co-promotion arrangement with Abbott for Prevacid®. Its principal indications are for short-term treatment of duodenal ulcers, gastric ulcers, and erosive esophagitis.

    TAP generally sells its products directly to physicians, retailers, wholesalers, health care facilities, and government agencies. In most cases, they are distributed from Abbott-owned distribution centers. TAP directs its primary marketing efforts for pharmaceutical products toward securing the prescription of TAP's brand of products by physicians. Managed care purchasers (for example, health maintenance organizations and pharmacy benefit managers) are increasingly important customers.

    The U.S. Department of Justice is investigating the marketing and sales practices of TAP for Lupron® during the 1990s. Abbott has established a litigation reserve reflecting its best estimate of potential losses arising out of the investigation. While it is not feasible to predict the outcome of this matter with certainty, management is of the opinion that its ultimate disposition should not have a material adverse effect on Abbott's financial position, results of operations or cash flows.

Competition

    Competition in the Pharmaceutical Products segment generally comes from other broad line pharmaceutical companies. The search for technological innovations in pharmaceutical products is a significant aspect of competition in this segment. The introduction of new products by competitors and changes in medical practices and procedures can result in product obsolescence in the Pharmaceutical Products segment. Price can also be a factor. In addition, the substitution of generic drugs for the brand prescribed has increased competitive pressures on pharmaceutical products which are off-patent.

    Products in the Diagnostic Products segment are generally subject to competition in technological innovation, price, convenience of use, service, instrument warranty provisions, product performance, long-term supply contracts, and product potential for overall cost-effectiveness and productivity gains. Some products in this segment can become rapidly obsolete. Abbott has benefited from technological advantages of some of its current products in the Diagnostic Products segment. As competitors introduce new products in this segment, these advantages may, however, be reduced or eliminated.

    Products in the Hospital Products segment are generally subject to competition in technological innovation, price, convenience of use, service, instrument warranty provisions, product performance, long-term supply contracts, and product potential for overall cost-effectiveness and productivity gains. Some products in this segment can become rapidly obsolete. Abbott has benefited from technological advantages of some of its current products in the Hospital Products segment. As competitors introduce new products in this segment, these advantages may, however, be reduced or eliminated.

S–6

    Competition for nutritional products in the Ross Products segment generally comes from other broad line and specialized health care manufacturers. Nutritional products are subject to competition in price, formulation, scientific innovation and promotional initiatives. Competition for pharmaceutical products in the Ross Products segment generally comes from other broad line pharmaceutical companies. The search for technological innovations in pharmaceutical products is a significant aspect of competition in this segment. The introduction of new pharmaceutical products by competitors and changes in medical practices and procedures can result in product obsolescence. Price can also be a factor. In addition, the substitution of generic drugs for the brand prescribed has increased competitive pressures on pharmaceutical products which are off-patent. Competition for consumer products and PediaSure®, Pedialyte® and Ensure® retail products in the Ross Products segment comes from diversified consumer and health care companies. Competitive factors include consumer advertising, formulation, scientific innovation, price and availability of generic product forms.

    Competition for pharmaceutical products in the International segment generally comes from other broad line and specialized pharmaceutical companies. The search for technological innovation in pharmaceutical products is a significant aspect of competition in this segment. The introduction of new pharmaceutical products by competitors and changes in medical practices and procedures can result in product obsolescence in the International segment. Price can also be a factor. In addition, the substitution of generic drugs for the brand prescribed has increased competitive pressures on pharmaceutical products. Competition for nutritional products in the International segment generally comes from other broad line and specialized health care manufacturers and food companies. Nutritional products are subject to competition in price, scientific innovation, formulation, and promotional initiatives. Hospital products in the International segment are subject to competition in technological innovation, price, convenience of use, instrument warranty provisions, service, product performance, long-term supply contracts, and product potential for overall cost effectiveness and productivity gains. Hospital products can become rapidly obsolete. Abbott has benefited from the technological advantages of some of its current hospital products in the International segment. As competitors introduce new hospital products, these advantages may, however, be reduced or eliminated.

    Competition for TAP's products generally comes from other pharmaceutical companies. The search for technological innovations in pharmaceutical products is a significant aspect of competition. The introduction of new pharmaceutical products by competitors and changes in medical practices and procedures can result in obsolescence of TAP's pharmaceutical products. Price can also be a factor. In addition, the substitution of generic drugs for the brand prescribed has increased competitive pressures on pharmaceutical products which are off-patent.

FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify some of the forward-looking words, such as "should," "believes," "expects," "may," "will," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or other similar words. Forward-looking statements involve inherent risks and uncertainties. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  •
  economic factors including changes in the rate of inflation, business conditions, interest rates, foreign currency exchange rates, and market value of Abbott's equity investments;

S–7

  •
  competitive factors, including: (i) pricing pressures, both in the United States and abroad, primarily from managed care groups and government agencies, (ii) the development of new products by competitors having lower prices or superior performance or that are otherwise competitive with Abbott's current products, (iii) generic competition when Abbott's products lose their patent protection, (iv) technological advances and patents obtained by competitors and (v) problems with licensors, suppliers and distributors;

  •
  difficulties and delays inherent in the development, manufacturing, marketing, or sale of products including: (i) efficacy or safety concerns, (ii) delays in the receipt of or the inability to obtain required approvals, (iii) the suspension or revocation of the authority necessary for manufacture, marketing or sale, (iv) the imposition of additional or different regulatory requirements, such as those affecting labeling, (v) seizure or recall of products, (vi) the failure to obtain, the imposition of limitations on the use of, or the loss of patent and other intellectual property rights and (vii) manufacturing or distribution problems;

  •
  governmental action including: (i) new laws, regulations and judicial decisions related to health care availability, method of delivery and payment for health care products and services, (ii) changes in the United States Food and Drug Administration and foreign regulatory approval processes that may delay or prevent the approval of new products and result in lost market opportunity, (iii) new laws, regulations and judicial decisions affecting pricing or marketing and (iv) changes in the tax laws relating to Abbott's operations;

  •
  changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission or the American Institute of Certified Public Accountants;

  •
  changes in costs or expenses, including variations resulting from changes in product mix, changes in tax rates both in the United States and abroad and the effects of acquisitions, dispositions or other events occurring in connection with evolving business strategies;

  •
  costs or difficulties related to the integration of Abbott and the pharmaceutical business of BASF, which includes the global operations of Knoll, may be greater than expected;

  •
  complying with the consent decree between Abbott and the United States Food and Drug Administration and Abbott's ability to return diagnostic products to market successfully; and

  •
  legal difficulties, any of which could preclude commercialization of products or adversely affect profitability, including: claims asserting antitrust violations, claims asserting securities law violations, claims asserting violations of the Federal False Claims Act, Anti-Kickback Act, the Prescription Drug Marketing Act or other violations in connection with Medicare and/or Medicaid reimbursement, derivative actions, product liability claims, disputes over intellectual property rights (including patents) and environmental matters.

    In light of these risks, uncertainties and assumptions, the events anticipated by Abbott's forward-looking statements might not occur. For those statements, Abbott claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Abbott does not take any responsibility to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

    Abbott will use the net proceeds from the sale of the Notes to repay commercial paper indebtedness incurred to partially fund the acquisition of the pharmaceutical business of BASF. See "Abbott Laboratories." The indebtedness to be repaid is of varying maturities of less than one year. As of      , 2001, Abbott's outstanding principal balance of commercial paper was $          , at a weighted average interest rate of      %.

S–8

CAPITALIZATION

    The following table sets forth Abbott's consolidated capitalization (1) at March 31, 2001 and (2) as adjusted to give effect to the offering and the application of the net proceeds from the offering. See "Use of Proceeds."

	At March 31, 2001
	Actual	As Adjusted
	(In Millions)
Short term debt:
Commercial paper	$5,691		$2,706
Other	276		276

Total short term debt	$5,967		$2,982

Long term debt:
% Notes due 20	$—	$
% Notes due 20	—
5.6% Notes due 2003	200		200
6.8% Notes due 2005	150		150
6.4% Notes due 2006	250		250
6.0% Notes due 2008	200		200
5.4% Notes due 2008	200		200
Other	76		76

Total long term debt	$1,076		$4,076

Total shareholders' investment	$8,099		$8,099

Total capitalization	$9,175		$12,175

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RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Pro Forma Year Ended December 31,	Quarter Ended March 31,		Pro Forma Quarter Ended March 31,
	1996	1997	1998	1999	2000	2000	2000	2001	2001
Ratio of earnings to fixed charges	20.4	17.5	16.2	17.9	22.2	12.7	23.6	*	*

*
Deficiencies in earnings to cover fixed charges were $387.0 million for the quarter ended March 31, 2001 on an actual basis and $399.0 million on a pro forma basis. The ratio of earnings to fixed charges would have been 15.5 on an actual basis and 13.2 on a pro forma basis, excluding a charge of $1.015 billion for acquired in-process research and development related to the acquisition of the pharmaceutical business of BASF and an increase of $344.0 million in a litigation reserve related to the U.S. Department of Justice investigation of TAP's marketing and sales practices relating to Lupron®.

    For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adjusting net earnings for taxes on earnings, interest expense, capitalized interest cost (net of amortization), minority interest and the portion of rentals representative of the interest factor. Abbott considers one-third of rental expense to be the amount representing return on capital. Fixed charges comprise total interest expense, including capitalized interest and such portion of rentals. The unaudited pro forma ratio of earnings to fixed charges gives effect to the increased interest expense from the issuance of the Notes due 20  based on an actual interest rate of  % per annum and the issuance of the Notes due 20  based on an actual interest rate of  % per annum, and the reduction of interest expense resulting from any outstanding commercial paper during the pro forma period noted above. For the year ended December 31, 2000, the pro forma computation reflects the repayment of a monthly average of approximately $477 million of commercial paper. For the quarter ended March 31, 2001, the pro forma computation reflects the repayment of a portion of the commercial paper indebtedness incurred on March 2, 2001 to partially fund the acquisition of the pharmaceutical business of BASF. This amount may not be indicative of actual commercial paper outstanding after application of the net proceeds of the offering to repay a portion of the commercial paper. See "Use of Proceeds."

S–10

DESCRIPTION OF NOTES

    The following summary of the particular terms of the Notes offered by this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the securities contained in the accompanying prospectus, to which description reference is made by this prospectus supplement. The statements in this prospectus supplement concerning the Notes and the Indenture do not purport to be complete. All such statements are qualified in their entirety by reference to the accompanying prospectus and the provisions of the Indenture, the form of which has been filed with the Securities and Exchange Commission.

Titles

       % Notes due          , 20  (the "Notes due 20   ") and  % Notes due       ,  20  (the "Notes due 20  " and, together with the Notes due 20  , the "Notes").

    General:  Abbott will issue the Notes as two separate series of debt securities under an indenture (the "Indenture"), dated as of February 9, 2001, between Abbott and Bank One Trust Company, N.A., as trustee (the "Trustee"). For a description of the rights attaching to different series of debt securities under the Indenture, see "Description of Debt Securities" in the attached prospectus.

    Abbott may, without the consent of the holders, increase the aggregate principal amount of the    % Notes due 20  and the    % Notes due 20    in the future. Any additional    % Notes due 20  and    % Notes due 20  will have the same ranking, interest rate, maturity date and other terms as the    % Notes due 20  and the    % Notes due 20  , respectively, being offered by this prospectus supplement. Any additional    % Notes due 20  and  % Notes due 20  , together with the    % Notes due 20  and     % Notes due 20  , respectively, offered by this prospectus supplement, will each constitute a single series of debt securities under the Indenture.

    Form:  Abbott will issue the Notes only in book-entry form through the facilities of The Depository Trust Company ("DTC"), and sales in book-entry form may be effected only through a participating member of DTC. See "Global Securities" below.

Total Principal Amount of Notes

    $      of Notes due 20      and $      of Notes due 20   .

Maturity of Notes

    The Notes due 20   will mature on      , 20   , and the Notes due 20   will mature
on             , 20   .

Interest Rate on Notes

    The interest rates on the Notes due 20   and Notes due 20   are    % per annum and  % per annum, respectively, in each case computed on the basis of a 360-day year of twelve 30-day months.

Date Interest Begins to Accrue on Notes

    Interest will begin to accrue on the Notes due 20  and Notes due 20      on      , 2001.

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Interest Payment Date

    Abbott will pay interest on the Notes due 20      and the Notes due 20      semi-annually on each      and       (each an "Interest Payment Date"). Interest payable on each Interest Payment Date will include interest accrued from      , 2001 or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

First Interest Payment Date

                    , 2001.

Regular Record Dates for Interest

    Abbott will pay interest payable on any Interest Payment Date to the person in whose name a Note due 20  or Note due 20      (or any predecessor note) is registered at the close of business on  or      , as the case may be, next preceding such Interest Payment Date.

Paying Agent

    The Trustee will initially be the Securities Registrar and Paying Agent and will act as such only at its offices in New York, New York. Abbott may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Global Securities

    The Notes due 20  and Notes due 20  will each be represented by one or more global securities registered in the name of the nominee of DTC. Abbott will issue the Notes in denominations of $1,000 and integral multiples of $1,000. Abbott will deposit the global securities with DTC or its custodian and will register the global securities in the name of DTC's nominee. See "Description of Debt Securities—Book-Entry Securities" in the attached prospectus.

Redemption of the Notes

    The Notes due 20  and Notes due 20  may be redeemed at any time at Abbott's option, in whole or from time to time in part, at a redemption price equal to the sum of (1) the principal amount of any Notes due 20  and Notes due 20  being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount (as defined below), if any.

    If Abbott has given notice as provided in the Indenture and funds for the redemption of any Notes due 20  and Notes due 20  called for redemption have been made available on the redemption date, such Notes due 20  and Notes due 20  will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such Notes due 20  and Notes due 20  will be to receive payment of the redemption price.

    Abbott will give notice of any optional redemption to holders at their addresses, as shown in the security register for such Notes due 20  and Notes due 20   , not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes due 20  and Notes due 20  held by such holder to be redeemed.

    Abbott will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes due 20   and Notes due 20   to be redeemed and their redemption date. If less than all of the Notes due 20  and Notes due 20   are to be redeemed, the Trustee shall select which Notes due 20  and Notes due 20  are to be redeemed in a manner it deems to be fair and appropriate.

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    As used above:

    "Make-Whole Amount" means the excess of (1) the aggregate present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable if such redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the Notes due 20  and Notes due 20  being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made.

    "Reinvestment Rate" means    % plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

    "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by Abbott.

Trading in DTC

    Indirect holders trading their beneficial interests in the global securities through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

Sinking Fund

    There is no sinking fund.

Defeasance

    The Notes are subject to Abbott's ability to choose "legal defeasance" and "covenant defeasance" as described under the caption "Description of Debt Securities—Defeasance and Covenant Defeasance" in the attached prospectus.

Definitive Securities

    A permanent global security is exchangeable for definitive Notes registered in the name of any person other than DTC or its nominee, only if:

  (a)
  DTC notifies Abbott that it is unwilling or unable to continue as depositary for the global securities or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and Abbott does not appoint a successor within 90 days;

S–13

  (b)
  in Abbott's discretion at any time, Abbott determines not to have all of the Notes due 20   and Notes due 20   represented by the global securities and notifies the Trustee; or

  (c)
  an event of default, as described under the caption "Description of Debt Securities—Events of Default" in the attached prospectus, has occurred and is continuing with respect to the Notes.

Same-Day Settlement and Payment

    The Underwriters will make settlement for the Notes in immediately available or same-day funds. So long as the Notes due 20  and Notes due 20  are represented by the global securities, Abbott will make all payments of principal and interest in immediately available funds.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, so long as the Notes due 20   and Notes due 20  are represented by the global securities registered in the name of DTC or its nominee, the Notes due 20  and Notes due 20   will trade in DTC's Same-Day Funds Settlement System. DTC will require secondary market trading activity in the Notes due 20  and Notes due 20   represented by the global securities to settle in immediately available or same-day funds. Abbott cannot give any assurances as to the effect, if any, of settlement in same-day funds on trading activity in the Notes due 20  and Notes due 20   .

    This section summarizes the specific financial and legal terms of the Notes that are more generally described under "Description of Debt Securities" in the attached prospectus. If anything described in this section is inconsistent with the terms described under "Description of Debt Securities" in the attached prospectus, you should consider the terms here to be the ones that prevail.

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UNDERWRITING

    Abbott and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

Underwriter	Principal Amount of Notes due 20	Principal Amount of Notes due 20
Banc of America Securities LLC.	$	$
Goldman, Sachs & Co.
Salomon Smith Barney Inc.
Banc One Capital Markets, Inc.
Morgan Stanley & Co. Incorporated
ABN AMRO Incorporated
BMO Nesbitt Burns Corp.
First Union Securities, Inc.
ING Barings LLC
SG Cowen Securities Corporation
Wachovia Securities, Inc.
The Williams Capital Group, L.P.

Total	$	$

    Notes due 20  and Notes due 20   sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Notes due 20   and Notes due 20   sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to    % and    % of the principal amount of the Notes due 20   and Notes due 20  , respectively. Any such securities dealers may resell any Notes due 20    and Notes due 20     purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to    % and    % of the principal amount of the Notes due 20  and Notes due 20  , respectively. If all the Notes due 20    and Notes due 20  are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

    The Notes due 20  and Notes due 20  are new issues of securities with no established trading market. Abbott has been advised by the Underwriters that the Underwriters intend to make a market in the Notes due 20  and Notes due 20  but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes due 20  and Notes due 20  .

    In connection with the offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

S–15

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Abbott estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $    .

    Abbott has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

    Certain legal matters in connection with the offering of the Notes will be passed upon for Abbott by Jose M. de Lasa, Esq., Abbott's Senior Vice President, General Counsel and Secretary, and by Mayer, Brown & Platt, Chicago, Illinois, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliates from time to time also represent Abbott in connection with other matters.

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PROSPECTUS

Abbott Laboratories

    By this prospectus, Abbott may offer from time to time a total of up to $3,500,000,000 of common shares and debt securities, which may include up to:

                               —$268,125,000 of common shares
                               —$3,500,000,000 of debt securities

    Abbott will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 26, 2001

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that Abbott filed with the Securities and Exchange Commission under the shelf process. Abbott may sell common shares for up to $268,125,000 and debt securities for up to $3,500,000,000 under this prospectus, but the total sales of all securities sold under this prospectus may not exceed $3,500,000,000. This prospectus provides you with a general description of the securities Abbott may offer. Each time Abbott sells securities, Abbott will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

ABBOTT LABORATORIES

    Abbott Laboratories is an Illinois corporation incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products and services.

    Abbott has five revenue segments:

  (1)
  Pharmaceutical Products—includes a broad line of adult and pediatric pharmaceuticals which are sold primarily on the prescription or recommendation of physicians.

  (2)
  Diagnostic Products—includes diagnostic systems and tests for blood banks, hospitals, commercial laboratories, alternate-care testing sites and consumers.

  (3)
  Hospital Products—includes drug and drug delivery systems, perioperative and intensive care products, cardiovascular products, renal products, oncology products, intravenous and irrigation solutions, related manual and electronic administration equipment, and diagnostic imaging products for hospitals and alternate-care sites.

  (4)
  Ross Products—includes a broad line of adult and pediatric nutritionals. These products are sold primarily on the recommendation of physicians or other health care professionals. The segment also includes specialty pharmaceuticals and self-care consumer products.

  (5)
  International—includes a broad line of hospital, pharmaceutical, and adult and pediatric nutritional products marketed and primarily manufactured outside the United States. These products are sold primarily on the prescription or recommendation of physicians and other health care professionals. This segment also includes consumer products.

    Abbott also has a 50 percent owned joint venture, TAP Pharmaceutical Products Inc. TAP and its subsidiary develop and market pharmaceutical products in the United States and Canada.

    Abbott purchases, in the ordinary course of business, necessary raw materials and supplies essential to Abbott's operations from numerous suppliers worldwide. Abbott markets products in approximately 130 countries through affiliates and distributors. Most of Abbott's products are sold both in the United States and internationally. Abbott employs approximately 60,600 persons in its various offices, plants and facilities located throughout the world. Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (847) 937-6100.

USE OF PROCEEDS

    Abbott will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

    The debt securities will be issued under an indenture between Abbott and Bank One Trust Company, N.A., as trustee. The following is a summary of the material provisions of the indenture and is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever Abbott refers to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement. You should review the indenture that is filed as an exhibit to the registration statement for additional information.

    The following summarizes certain general terms and provisions of the debt securities. Each time Abbott offers debt securities, the prospectus supplement relating to that offering will describe the terms of the debt securities Abbott is offering.

General

    Abbott may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The debt securities will be Abbott's unsecured and unsubordinated obligations and will rank equally and ratably with Abbott's other unsecured and unsubordinated obligations.

    Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by Abbott for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but Abbott may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

    The prospectus supplement will describe the following terms of the debt securities Abbott is offering:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the principal of the debt securities is payable;

  •
  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the method by which the rate or rates will be determined, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Abbott;

  •
  the obligation, if any, of Abbott to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which

    Abbott will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

  •
  the currency, currencies or currency units in which Abbott will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America;

  •
  if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

  •
  if the principal of or any premium or interest on any debt securities is to be payable, at Abbott's election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

  •
  if other than the debt securities' principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity;

  •
  the applicability of the provisions described in the section of this prospectus captioned, "Defeasance and Covenant Defeasance;"

  •
  if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned, "Book-Entry Securities," the depository Abbott appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

  •
  any other terms of the debt securities.

    Abbott may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. "Original issue discount securities" means any debt security which provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an "Event of Default."

    The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Securities

    The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or other successor depository Abbott appoints and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

    DTC will act as securities depository for the securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered global security will be issued with respect to each $400 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of debt securities.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

    To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

    Neither DTC nor Cede & Co will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Abbott as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

    Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from Abbott or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee or Abbott, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of Abbott or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC's responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

    A beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

    DTC may discontinue providing its services as securities depository for the debt securities at any time by giving reasonable notice to Abbott or the trustee. Under these circumstances, if a successor securities depository is not obtained, then debt security certificates must be delivered.

    Abbott may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Abbott believes to be reliable, but Abbott takes no responsibility for their accuracy.

Certain Covenants of the Company

    Restrictions on Secured Debt.  Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, if Abbott or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness and that indebtedness is secured by a mortgage, pledge or other lien on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, Abbott will secure, or cause its domestic subsidiary to secure, the debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured. Abbott is not required to secure the debt securities, however, if after securing such debt securities the aggregate amount of all secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties, would not exceed 15% of Abbott's consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

  •
  mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a domestic subsidiary;

  •
  mortgages in favor of Abbott or any domestic subsidiary;

  •
  mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

  •
  mortgages on property, shares of stock or debt existing at the time of acquisition, including acquisition through merger or consolidation, purchase money mortgages and construction cost mortgages existing at or incurred within 120 days of the time of acquisition;

  •
  mortgages existing on the first date on which the debt security is authenticated by the trustee;

  •
  mortgages incurred in connection with pollution control, industrial revenue or similar financings; and

  •
  any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive.

    The following are the meanings of terms that are important in understanding the restrictive covenants previously described:

  •
  "subsidiary" means any corporation of which Abbott directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of that corporation's board of directors. The term does not include any corporation that does not own a principal domestic property and Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith that Abbott's existing aggregate investments, including those of its domestic subsidiaries, in the corporation are not of material importance to the total business conducted, or assets owned, by Abbott or its domestic subsidiaries.

  •
  "domestic subsidiary" means a subsidiary of Abbott which transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary which:

  (1)
  is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property; or

  (2)
  does not own a principal domestic property.

  •
  "principal domestic property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by Abbott or one of Abbott's subsidiaries and having a net book value in excess of 2% of Abbott's consolidated net assets, other than any such building, structure or other facility or a portion which is a pollution control facility financed by state or local governmental obligations or which Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith is not of material importance to the total business conducted or assets owned by Abbott and its subsidiaries as an entirety.

  •
  "consolidated net assets" means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on Abbott's consolidated balance sheet contained in the latest annual report to Abbott's stockholders and prepared in accordance with generally accepted accounting principles.

  •
  "attributable debt" means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

    Restrictions on Sales and Leasebacks.  Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither Abbott nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless:

  •
  Abbott or the domestic subsidiary could incur a mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

  •
  Abbott, within 120 days after the sale or transfer by Abbott or any domestic subsidiary, applies to the retirement of Abbott's funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

  (1)
  the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

  (2)
  the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

Events of Default

    With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

  •
  failure to pay any interest on any debt security of that series when due, continued for 30 days;

  •
  failure to pay principal of or any premium on any debt security of that series when due;

  •
  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  Abbott's failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

  •
  certain events involving the bankruptcy, insolvency or reorganization of Abbott; or

  •
  any other event of default provided with respect to debt securities of that series.

    If any event of default occurs and continues, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, of all the debt securities of that series to be due and payable immediately by a notice in writing to Abbott, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

    The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

    The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

    A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default;

  •
  the holders of at least 25 percent in principal amount of the debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

  •
  the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request; and

  •
  the trustee has not instituted proceedings within 60 days.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on their debt security on or after the respective due dates.

    Abbott is required to furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default.

Modification and Waiver

    Abbott and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither Abbott nor the trustee may, however, modify or amend the indenture without the consent of the holders of all debt securities affected if such action would:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

  •
  change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

    The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by Abbott with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

Consolidation, Merger and Sale of Assets

    Abbott may not consolidate with or merge into any other company or entity or convey, transfer or lease its properties and assets substantially as an entirety and may not permit any company or entity to merge into or consolidate with Abbott or convey, transfer or lease its properties and assets substantially as an entirety to Abbott, unless:

  •
  in the case Abbott consolidates with or merges into another person or conveys, transfers or leases its properties substantially as an entirety to any person, the person formed by that consolidation or into which Abbott is merged or the person which acquires by conveyance or transfer, or which leases, Abbott's properties and assets substantially as an entirety is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes Abbott's obligations on the debt securities under a supplemental indenture;

  •
  immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

  •
  if Abbott's properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, Abbott or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

  •
  Abbott has delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance

    The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at Abbott's option, Abbott:

  •
  will be discharged from any and all obligations in respect of the debt securities of any series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust; or

  •
  need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, "Certain Covenants of the Company," and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, "Event of Default" will no longer be an event of default, in each case, if Abbott deposits, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that Abbott designates, in accordance with the terms of the debt securities of that series.

    Abbott may establish this trust only if, among other things:

  •
  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving Abbott's bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to Abbott in respect of the deposit;

  •
  the deposit will not cause the trustee to have any conflicting interest with respect to any other of Abbott's securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a "regulated investment company";

  •
  the defeasance will not result, in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which Abbott is a party or by which Abbott is bound; and

  •
  Abbott has delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit or defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of the first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to Abbott, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If Abbott fails to comply with its remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the preceding sentence and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. Abbott will, however, remain liable for those payments.

Concerning the Trustee

    Bank One Trust Company, N.A. is trustee under the indenture. The trustee performs services for Abbott in the ordinary course of business.

DESCRIPTION OF COMMON SHARES

Authorized and Outstanding

    As of March 31, 2001, Abbott had 2,400,000,000 authorized common shares, of which 1,548,255,388 were outstanding, and 1,000,000 authorized preferred shares, of which none were outstanding. Abbott's board of directors determines the terms and the manner in which the preferred shares may be issued.

Listing

    Abbott's common shares are listed on the New York, Chicago, Pacific and London exchanges, as well as the Swiss stock exchange. They are traded on the Boston, Cincinnati and Philadelphia exchanges. The ticker symbol for Abbott's common shares is ABT.

Dividends

    The board of directors may authorize, and Abbott may make, distributions to its common shareholders, subject to any restriction in Abbott's articles of incorporation and to those limitations prescribed by law.

Fully Paid

    All of Abbott's outstanding common shares are fully paid and non-assessable. Any additional common shares that Abbott issues will be fully paid and non-assessable.

Voting Rights

    Each of Abbott's outstanding common shares is entitled to one vote in each matter submitted to a vote at a meeting of shareholders. In addition, in all elections for directors, every shareholder has the right to vote the number of shares owned by it for as many persons as there are directors to be elected, or to cumulate its votes and give one candidate as many votes as shall equal the number of directors multiplied by the number of shares or to distribute its cumulative votes in any proportion among any number of candidates. Abbott's shareholders may vote either in person or by proxy.

Shareholder Action by Written Consent; Meetings

    Under Illinois corporate law, any action required to be taken by Abbott's shareholders may be taken without a meeting and without a vote if a consent in writing is signed by holders of shares having at least the number of votes necessary at a shareholder meeting.

    Abbott's by-laws provide that special meetings of the shareholders of the corporation may be called only by:

  •
  the board of directors;

  •
  the chairman of the board of directors;

  •
  the chief executive officer;

  •
  the president; or

  •
  the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called.

Transfer Agent and Registrar

    BankBoston, N.A. is Abbott's transfer agent and registrar. BankBoston is located in Boston, Massachusetts.

Shareholder Rights Plan

    On November 10, 1999, the Abbott board of directors declared a dividend distribution of one right for each outstanding common share of Abbott to shareholders of record at the close of business on December 1, 1999, the record date. Except as described below, each right, when exercisable, entitles the registered holder to purchase from Abbott one ten-thousandth of a share of series A junior participating preferred stock, par value $1.00 per share, at a purchase price of $200 for each one ten-thousandth of a share, subject to adjustment.

    Initially, the rights automatically attached to all common share certificates representing shares then outstanding, and no separate certificates evidencing the rights were distributed. Rights will be attached to all shares of common stock issued in the future prior to the termination of the rights agreement. The rights will be evidenced by the common share certificates and not by separate certificates until the earlier to occur of:

  •
  the shares acquisition date, which is the date ten days following a public announcement that a person or group of affiliated or associated persons, referred to as the acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of Abbott's outstanding common shares; or

  •
  15 business days, or a later date as may be determined by action of the board of directors prior to the time that any person becomes an acquiring person, following the commencement of, or a public announcement of an intention to make, a tender or exchange offer if, upon consummation of that offer, the acquiring person or persons would be the beneficial owner of 10% or more of Abbott's outstanding common shares.

The earlier of these two dates is referred to in the rights agreement as the distribution date.

    Until the distribution date, the rights will be transferred only with the Abbott common shares. As soon as practicable following the distribution date, right certificates will be mailed to holders of record of the Abbott common shares as of the close of business on the distribution date. After the distribution date, the separate right certificates will evidence the rights. Any Abbott common shares issued after the distribution date will generally be accompanied by right certificates only if such Abbott common shares are issued pursuant to the exercise of options or under any employee plan or arrangement or upon the exercise, conversion or exchange of other securities issued by Abbott, or if the issuance of accompanying right certificates is deemed necessary or appropriate by the Abbott board of directors.

    The rights are not exercisable until the distribution date and will expire at the earliest of:

  •
  November 10, 2009, the final expiration date;

  •
  upon redemption by Abbott as described below; or

  •
  upon exchange of all rights for common shares as described below.

    If any person, other than Abbott, its affiliates or any person receiving newly-issued common shares directly from Abbott, becomes the beneficial owner of 10% or more of the then outstanding common shares, each rightsholder will have the right to receive, upon exercise at the then current exercise price of the right, common shares, or, in certain circumstances, cash, property or other securities of Abbott, having a value equal to two times the exercise price of the right.

    If, after an acquiring person obtains 10% or more of the outstanding Abbott common shares, Abbott is acquired in a merger or other business combination transaction or 50% or more of

Abbott's assets or earning power are sold, each holder of a right will have the right to receive, upon exercise at the then current exercise price of the right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right.

    Following the occurrence of any of the events set forth in the preceding two paragraphs, any rights that are, or, under certain circumstances specified in the rights agreement, were, beneficially owned by any acquiring person will immediately become null and void.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common shares and prior to the acquisition by that person or group of 50% or more of the outstanding common shares or the existence of a solicitation participant, the board of directors may exchange the rights, other than rights owned by that person or group, which have become void, in whole or in part, at an exchange ratio of one common share for each right, subject to adjustment.

    Subject to the following paragraph, at any time after the date of the rights agreement until the earlier of the time that a person becomes an acquiring person or November 10, 2009, the Abbott board of directors may redeem the rights in whole, but not in part, at a price of $.0001 for each right, which may, at the option of Abbott be paid in cash, common shares or other consideration deemed appropriate by the board. Upon the effectiveness of any action of the board ordering redemption of the rights, the rights will terminate, leaving the rightsholders with only the right to receive this redemption price.

    If at any time prior to a person becoming an acquiring person:

  •
  there occurs a change, resulting from one or more proxy or consent solicitations, in a majority of the directors in office at the commencement of the first of these solicitations, and

  •
  any person who is a participant in any of these solicitations has proposed or initiated a business combination transaction involving Abbott,

then the approval by holders of at least 85% of the outstanding common shares, known as the shareholder approval, would be required prior to any redemption of the rights or any amendment of the rights agreement that would adversely affect the interests of rightsholders or facilitate a transaction with a solicitation participant.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Abbott without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired, and under certain circumstances the rights beneficially owned by that person or group may become void. The rights should not interfere with any merger or other business combination approved by the board of directors because the board may, at its option subject to shareholder approval, if applicable, at any time prior to the time that any person becomes an acquiring person, redeem all, but not less than all, of the then outstanding rights at the redemption price.

    This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

PLAN OF DISTRIBUTION

    Abbott may sell the securities:

  •
  directly to purchasers, or

  •
  through agents, underwriters or dealers, or

  •
  through a combination of any of these methods of sale.

    Abbott may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

    Abbott may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Abbott pays them. Agents may be entitled to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Abbott and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

    If Abbott uses any underwriters in the sale, Abbott will enter into an underwriting agreement with them at the time of sale. The names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business.

    If Abbott uses dealers in the sale of the securities, Abbott will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business.

    The debt securities are not proposed to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in debt securities. Abbott cannot predict the activity or liquidity of any trading in the debt securities.

LEGAL OPINIONS

    Certain legal matters in connection with the securities offered hereby will be passed upon for Abbott by Jose M. de Lasa, Esq., Abbott's Senior Vice President, General Counsel and Secretary, and by Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers and agents, if any, by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. As of June 15, 2001, Mr. de Lasa beneficially owned approximately 203,793 Abbott common shares and held options to acquire 539,885 shares, of which options to purchase 244,754 shares are currently exercisable. (These amounts include approximately 1,563 shares held for the benefit of Mr. de Lasa in the Abbott Laboratories Stock Retirement Trust pursuant to the Abbott Laboratories Stock Retirement Plan). The opinions of Mr. de Lasa, Mayer, Brown & Platt and Skadden, Arps, Slate, Meagher & Flom (Illinois) may be conditioned upon, and may be subject to certain assumptions regarding, future action required to be taken by Abbott and any underwriter(s), dealer(s) or agent(s) in connection with the issuance and sale of any securities. The opinions of Mr. de Lasa, Mayer, Brown & Platt and Skadden, Arps, Slate, Meagher & Flom (Illinois) with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement. Skadden, Arps, Slate, Meagher & Flom (Illinois) from time to time also represents Abbott in connection with certain other matters.

EXPERTS

    The audited consolidated financial statements and schedule incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

    Abbott files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Abbott files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Abbott's SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. Abbott's common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and information about Abbott also is available there.

    This prospectus is part of a registration statement that Abbott filed with the SEC. The SEC allows Abbott to "incorporate by reference" the information Abbott files with the SEC. This means that Abbott can disclose important information to you by referring you to other documents that Abbott identifies as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Abbott incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for the year ended December 31, 2000.
  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.
  •
  Current Reports on Form 8-K dated January 16, 2001; March 2, 2001, as amended on May 14, 2001; and April 20, 2001.

Abbott also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Abbott has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Abbott's subsequent filings with the SEC will automatically update and supersede information in this prospectus.

    You may obtain a copy of these filings at no cost by writing to or telephoning Abbott at the following address and telephone number:

        Abbott Laboratories
        100 Abbott Park Road
        Abbott Park, Illinois 60064-6020
        Attention:  Jose M. de Lasa,
        Senior Vice President, Secretary
          and General Counsel
        Phone: (847) 937-8905

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Abbott has not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

$3,000,000,000

Abbott Laboratories

$

   % Notes due            , 20

$

   % Notes due            , 20

Joint Book-Running Managers

Banc of America Securities LLC
Goldman, Sachs & Co.
Salomon Smith Barney

Banc One Capital Markets, Inc.
Morgan Stanley Dean Witter
ABN AMRO Incorporated
BMO Nesbitt Burns Corp.
First Union Securities, Inc.
ING Barings
SG Cowen
Wachovia Securities, Inc.
The Williams Capital Group, L.P.

QuickLinks

ABBOTT LABORATORIES
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL OPINIONS
ABOUT THIS PROSPECTUS
ABBOTT LABORATORIES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON SHARES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION